Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	July 31, 2014
(218) 628-2217

IKONICS REPORTS RECORD SALES AND DISCUSSES POSSIBLE EXPANSION PLANS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, reported all-time record quarter sales for the second quarter of 2014 at $4,924,000, and the third consecutive record sales on a quarter-to-quarter comparison.  Sales increased by 6% over the second quarter of 2013, and on a year-to-date basis are up 8%.  Earnings declined by 32% compared to the second quarter of 2013 to $198,000, or $0.10 per diluted share, but on an annual basis, earnings are up 96% over the first half of 2013 to $0.20 per diluted share.

Bill Ulland, IKONICS CEO, said that the earnings decline for the quarter primarily reflected increased costs related to the company’s Micro-Machining division, which is  gearing up for anticipated sales growth  as commercial aerospace customers are expected to begin introducing a next generation of aircraft  beginning  in the second half of this year and accelerating in 2015.  Ulland also stated that there has been a delay in the ramp up of a portion of this business because one of the new jet engines for which IKONICS has provided sound deadening components has experienced a delay in certification due to certain mechanical problems unrelated to IKONICS’ technology.  Ulland indicated that he anticipates an early resolution of this problem and resumed demand for IKONICS’ product.

“We just received an order for machining vents in the carbon fiber fuselage of a new generation helicopter,” Ulland said.  “To date our focus has been on sound deadening for aft liners and intake cowls, so fuselage machining represents an important new opportunity for our technology.”

“We are in the process of evaluating an expansion to accommodate this anticipated growth in business,” he added.  “If the business case justifies the investment, we anticipate beginning construction in the spring of 2015 with manufacturing operations beginning that fall. We are seeking government assistance to help us with what would be a large investment for the company and one that entails some risk.”

“Our traditional business units performed well during the quarter with Domestic Chromaline and Export setting all-time quarterly sales records and IKONICS Imaging posting a 13% growth in sales over the second quarter of 2013,” Ulland said.

“DTX also has made some recent progress with new ink and substrate products that meet stringent customer demands and allow us to ship printed images and prototype parts to customers worldwide.  I anticipate that DTX will be profitable by the end of year and will be a strong contributor to sales and profits in 2015,” he said.

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, industry trends and new products, technologies and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, introduction of new products or technologies by competitors, the effects of federal budget sequestration, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF INCOME (unaudited)

For the Three Months and Six Months Ended June 30, 2014 and 2013

	Three Months Ended		Six Months Ended
	6/30/14	6/30/13	6/30/14	6/30/13
Net sales	$4,924,747	$4,654,745	$9,389,323	$8,677,017

Cost of goods sold	3,213,875	2,770,787	5,919,298	5,328,800

Gross profit	1,710,872	1,883,958	3,470,025	3,348,217

Operating expenses	1,417,892	1,482,468	2,861,872	3,120,529

Income from operations	292,980	401,490	608,153	227,688

Interest income	1,552	1,744	3,510	3,959

Income before income taxes	294,532	403,234	611,663	231,647

Income tax expense	96,100	110,122	208,316	26,285

Net income	$198,432	$293,112	$403,347	$205,362

Earnings per common share-diluted	$0.10	$0.15	$0.20	$0.10

Average shares outstanding-diluted	2,019,721	2,012,552	2,016,774	2,007,724

Condensed Balance Sheets

As of June 30, 2014 and December 31, 2013

	6/30/14	12/31/13
	(unaudited)
Assets
Current assets	$8,379,175	$8,045,060
Property, plant and equipment, net	5,704,903	5,634,096
Intangible assets, net	348,350	322,647
	$14,432,428	$14,001,803
Liabilities and Stockholders’ Equity
Current liabilities	$822,995	$874,985
Deferred income taxes	527,000	527,000
Long term debt	—	—
Stockholders’ equity	13,082,433	12,599,818
	$14,432,428	$14,001,803

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the Six Months Ended June 30, 2014 and 2013

	6/30/14	6/30/13
Net cash provided by operating activities	$364,377	$18,108

Net cash provided by (used in) investing activities	(983,691)	219,933

Net cash provided by financing activities	44,730	63,492

Net increase (decrease) in cash and cash equivalents	(574,584)	301,533

Cash and cash equivalents at beginning of period	1,704,300	967,943

Cash and cash equivalents at end of period	$1,129,716	$1,269,476